Exhibit 99.1

News Release

General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Appoints Howard J. Thill

Executive Vice President and Chief Financial Officer

HOUSTON—(GLOBE NEWSWIRE)—October 10, 2016—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced it has appointed Howard Thill as Executive Vice President and Chief Financial Officer effective October 10, 2016.  He will oversee the Company’s financial reporting, accounting, treasury, tax and communications functions as well as play a crucial role in developing and implementing corporate development, investor relations and financial strategies.

Prior to joining Sanchez Energy, Thill served as Senior Vice President of Communications and Investor Relations at Devon Energy where he was responsible for all investor relations activity and development of corporate messaging.  Prior to Devon, Thill served as Vice President of Corporate, Government and Investor Relations at Marathon Oil Corp.  He began his career with Phillips Petroleum Company in 1982 as a drilling fluids engineer and subsequently held positions of increasing responsibility in natural gas operations, federal and international tax, international finance and business development before moving to investor relations. Thill holds bachelor’s degrees in accounting and marketing as well as a master’s in business administration, all from Oklahoma State University. He is a certified public accountant.

Thill serves on the Oklahoma State University Foundation Board of Governors, is a member of the Oklahoma State University Alumni Association’s Leadership Council, served for seven years on the board of directors for Junior Achievement of Southeast Texas, and is active in the National Investor Relations Institute Senior Roundtable.

MANAGEMENT COMMENTS

“We are very pleased to have Howard join our team,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “He has a versatile background having worked in accounting, operations and investor relations throughout his career. Howard will be a great addition to the Sanchez Energy executive management team given his knowledge and experience across every aspect of the energy sector.”

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled over 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

Company contact:

Howard J. Thill

EVP & Chief Financial Officer

(713) 783-8000